Exhibit 5(b)

August 9, 2024

Northwest Natural Holding Company

250 SW Taylor Street

Portland, Oregon 97204

Ladies and Gentlemen:

With respect to the Registration Statement No. 333-281437 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2024, by Northwest Natural Holding Company (the “Company”), relating to the offer and sale of up to $200,000,000 of the Company’s common stock, no par value (the “Shares”) as described in the Company’s Prospectus dated August 9, 2024 and Prospectus Supplement dated August 9, 2024, and pursuant to the Equity Distribution Agreement, dated August 13, 2021, between the Company and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC (as supplemented by the Joinder Letter, dated August 9, 2024, with BMO Capital Markets Corp., and the Written Notice delivered August 9, 2024, relating to, among other things, an increase in the maximum gross sales price for Shares that may be offered under such Equity Distribution Agreement, the “Equity Distribution Agreement”), we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or electronic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

2.

The Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement, when issued and delivered by the Company in accordance with the Equity Distribution Agreement against payment of the consideration contemplated thereby, will be duly authorized, validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

This opinion is limited to the laws of the State of Oregon and the federal laws of the United States. As to all matters of the laws of the State of Oregon, we have relied upon an opinion of even date herewith addressed to you by MardiLyn Saathoff, Esq.

We hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on or about August 9, 2024, which will be incorporated by reference in the Registration Statement, and to the reference to me under the caption “Legality” in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis and Bockius LLP

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